Exhibit 99.1

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material U.S. federal income tax consequences associated with an investment in our securities. This discussion supplements and updates the discussions contained in the applicable prospectus under the heading “Material U.S. Federal Income Tax Considerations” and in any applicable prospectus supplement and supersedes such discussions to the extent inconsistent with such discussions. The tax treatment of holders of our securities will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold securities as a capital asset and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	non-U.S. individuals and foreign corporations; and

•	holders whose functional currency is not the U.S. dollar.

The statements in this discussion are based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, current and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this discussion to be inaccurate.

As supplemented and updated by this summary, and by the discussion in any applicable prospectus supplement, investors should review the discussion in the applicable prospectus under the heading “Material U.S. Federal Income Tax Considerations” for a more detailed summary of the federal income tax consequences of the purchase, ownership, and disposition of our securities and our election to be subject to federal income tax as a REIT.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES.

Enactment of CARES Act

On March 27, 2020, legislation intended to support the economy during the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), was signed into law. The CARES Act made technical corrections, or temporary modifications, to certain provisions of the comprehensive tax reform legislation commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017. Among other things, as described in more detail below, the CARES Act modified the net operating loss (“NOL”) and net interest expense deduction limitations.

For taxable years beginning after December 31, 2017, the Tax Act had limited the NOL deduction to 80% of taxable income (before the deduction) and had generally eliminated NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law). The CARES Act repealed such 80% limitation for taxable years beginning before January 1, 2021. In addition, the CARES Act allowed a five-year carryback for NOLs arising in 2018, 2019, or 2020. However, the carryback allowance does not apply to the NOLs of REITs.

The Tax Act had also limited, for taxable years beginning after December 31, 2017, the net interest expense deduction of a business to “business interest income” plus 30% of the sum of adjusted taxable income and certain other amounts. The CARES Act increased such 30% limitation to 50% for taxable years beginning in 2019 or 2020 (with an allocation election required for partnerships for 2019) and permitted an entity to elect to use its 2019 adjusted taxable income to calculate the applicable limitation for its 2020 taxable year.

The individual and collective impact of the changes made by the CARES Act on REITs and their security holders are uncertain and may not become evident for some period of time. It is also possible additional legislation could be enacted in the future as a result of the COVID-19 pandemic which may affect the holders of our securities. Prospective investors should consult their tax advisors regarding the implications of the CARES Act on their investment.